FORM 4

(  ) Check this box if no longer
      subject to Section 16.  Form 4           ----------------------------
      or Form 5 obligations may continue.      |      OMB APPROVAL        |
      See Instruction 1(b).                    |--------------------------|
                                               |                          |
   U.S. SECURITIES AND EXCHANGE COMMISSION     |  OMB NUMBER:  3235-0287  |
          WASHINGTON, D.C.  20549              |  EXPIRES:                |
 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP  |  SEPTEMBER 30, 1998      |
                                               |  ESTIMATED AVERAGE       |
  Filed pursuant to Section 16(a) of the       |  BURDEN HOURS            |
    Securities Exchange Act of 1934,           |  PER RESPONSE 0.5        |
   Section 17(a) of the Public Utility         ----------------------------
     Holding Company Act of 1935
  or Section 30(f) of the Investment
         Company Act of 1940

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1.  Name and Address of Reporting Person

    Darryl Hartley-Leonard
    c/o LaSalle Partners Incorporated
    200 East Randolph Drive
    Chicago, IL  60601
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2.  Issuer Name and Ticker or Trading Symbol

    LaSalle Partners Incorporated, LAP
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3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4.  Statement for Month/Year

    10/97
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of reporting person to Issuer (Check all applicable)
(X) DIRECTOR
( ) 10% OWNER
( ) OFFICER (GIVE TITLE BELOW)
( ) OTHER (SPECIFY TITLE BELOW)
___________________________________________________
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7.  Individual, or Joint/Group Filing (Check applicable line)
(X) Form Filed by One Reporting Person
( ) Form Filed by More than One Reporting Person
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TABLE I
Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security (Instr. 3)

    Common Stock, par value $.01 ("Common Stock")
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2.  Transaction Date (Month/Day/Year)

    October 22, 1997
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3.  Transaction Code (Instr.8)

    P
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

    12,077 shares of Common Stock, A, $20.70 per share
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

    (i) 5,000
    (ii) 12,077
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

    (i) 5,000 (D)
    (ii) 12,077 (I)
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)

    (i) n.a.
    (ii) By IRA Trust.
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
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TABLE II
Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., Puts, Calls, Warrants, Options, Convertible securities)

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1.  Title of Derivative Security (Instr. 3)

    Not applicable
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2.  Conversion or Exercise Price of Derivative Security

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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)

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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

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10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4)

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11. Nature of Indirect Beneficial Ownership (Instr. 4)

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EXPLANATION OF RESPONSES:


/s/ Fritz E. Freidinger as Attorney-in-Fact        November 6, 1997
-------------------------------------------       ___________________
**SIGNATURE OF REPORTING PERSON                          Date

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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).


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